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                                                         Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference into this Amendment No. 1 to Form S-3 Registration Statement of Sun Life Assurance Company of Canada (U.S.) (File No. 333-46566) of our report dated February 7, 2001, appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2000.

We also consent to the references to us under the heading "Accountants" and Appendix I - Condensed Financial Information - Accumulation Unit Values" in the Prospectuses for MFS Regatta Flex-4 Fixed and Variable Annuity and Select Four Fixed and Variable Annuity, which are part of this Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 23, 2001